Exhibit 10.25

Approval to Change the date of Repayment of Loan Contract No. 0023, Year 2009

Based on the Loan contract signed between Industrial and Commercial Bank of China Limited and Beijing Dehaier Technology Company Limited dated on May 5 2009, the principal of the loan is RMB 10,000,000, with repayments due on November 20, 2009, March 20, 2010 and May 20, 2010 for RMB2,000,000, RMB3,000,000 and RMB5,000,000, respectively.

And Beijing Dehaier Technology Company Limited negotiated with the ICBC on November 10, 2009 for modification of the repayment date, and the both party reached the mutual agreement. The revised repayment schedule is on January 20, 2010, March 20, 2010 and May 20, 2010 for RMB1,000,000, RMB4,000,000 and RMB5,000,000, respectively.

Beijing Dehaier Technology Company Limited

Representative: Chen Ping

November 17 2009

Industrial and Commercial Bank of China Limited (Hai Dian Branch)

Representative: Xu Tian Ling

November 17 2009